SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☒ Soliciting Material Pursuant to § 240.14a-12

Amegy Bancorporation, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment	of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Filed by: Amegy Bancorporation, Inc.

Pursuant to Rule 14a-12

under the Securities Exchange Act of 1934

Subject Company: Amegy Bancorporation, Inc.

Commission File No. 000-22007

On July 6, 2005, Amegy Bancorporation, Inc. issued the following communication:

A Message From Paul

Dear Colleagues:

Below is a release that just went out about our Bank. Our announced merger with Zions Bank is exciting news!

Zions Bank is a company that I have watched through the years. I am an admirer of their culture which is very similar to ours.

I am a fan of their unique banking model and their innovation. I am enthusiastic about their products and their commitment to service.

I can say without a doubt that Zions is a partner any bank would want. They respect relationships. They respect the fact that for banks to be effective, they must be local in spirit and in fact. They respect their people.

Zions is known as a “collection of great banks.” That means they are a group of individual banks that cooperate and find efficiencies where possible and yet reflect the needs of their individual communities.

For example, we will keep our name, our management, our board and even our charter. We will continue to make loan decisions locally.

I am sure the first question you have is, “Why are we merging with another bank? I thought we were proud of our independence.”

The answer is that when we looked long term, we came to believe that a strong merger partner would enable us to best achieve our goal of becoming the best banking franchise in Texas.

In today’s competitive environment, a bank such as ours will grow and prosper more quickly with a partner, particularly one such as Zions.

In the long run, this is best for our shareholders, employees, customers and communities.

Just as with our previous merger partners, our customers will have little impact on their banking—they can use their same checks, debit and ATM cards.

You are bound to have other questions. Some questions have answers today, others will not—and may not for several weeks.

I ask you to be patient. I ask you to continue to serve our customers as you always have—with energy, enthusiasm and always, your continued dedication.

I hope you will join us tonight for a special all-employee meeting at 6 p.m. at the Post Oak Hilton, 2001 Post Oak Boulevard.

Harris Simmons, chairman and chief executive officer of Zions, will join us and I know you will want to meet him and sense his strong commitment to Amegy and its future.

I hope that you will soon share our excitement. As Walter, Scott and I agree: “The best is yet to come!”

I want you to know that we firmly believe that.

P.S. -- If you cannot attend in person, you may join us by conference call at 6 p.m. at 800-701-9724, passcode 493953.

ZIONS BANCORPORATION AND AMEGY BANCORPORATION, INC.

ANNOUNCE MERGER AGREEMENT

SALT LAKE CITY and HOUSTON, July 6 /PRNewswire-FirstCall/ — Zions Bancorporation (“Zions”) (Nasdaq: ZION) and Amegy Bancorporation, Inc. (“Amegy”) (Nasdaq: ABNK) announced today that they have signed a definitive agreement under which Amegy will merge into Zions in exchange for cash and common shares of Zions.

The transaction provides an excellent opportunity for Zions to further its strategic growth and enter the attractive and fast-growing Texas market. Zions currently operates in many of the highest growth markets in the country and the addition of a Texas presence will further enhance the current growth prospects of the company. In addition, the combination of the two businesses is expected to create value for both sets of shareholders by improving the long-term prospects of the combined franchise.

Under the terms of the definitive agreement, Amegy shareholders will have the right, subject to proration, to elect to receive cash or Zions common stock, in either case having a value equal to $8.50 plus 0.2020 Zions shares. Based on the price of Zions’ shares at the close of business Tuesday, July 5, 2005, the transaction value is $1.70 billion or $23.32 per fully diluted Amegy share. The total consideration consists of approximately $600 million in cash and approximately 14.25 million Zions shares prior to giving effect to any outstanding options. The transaction is expected to be accretive to Zions’ GAAP earnings per share beginning in 2007 and is expected to provide an internal rate of return (IRR) of approximately 14%.

The common stock consideration received in the transaction will be tax-free to Amegy shareholders. Zions will fund the cash component with a combination of hybrid and subordinated debt securities. In addition, Amegy announced that it will raise its quarterly dividend to $0.11 per share to bring it in line with Zions’ dividend policy beginning with the next dividend.

Amegy is the largest independent bank in Houston and the third largest independent commercial bank in Texas. It is one of the nation’s highest-quality regional banks, with over 80 branches in the vibrant Houston and Dallas metropolitan areas. Amegy will become the latest addition to Zions’ “Collection of Great Banks” and will continue to operate as a separate entity under its current brand name and management team. Upon the consummation of the transaction, one member of Amegy’s current board of directors will be nominated for election onto Zions’ board of directors. Paul Murphy will remain chief executive officer at Amegy Bank. All of the executive management of Amegy have agreed to remain at the bank as well.

In commenting on the transaction, Harris Simmons, chairman and chief executive officer of Zions, said, “We’re very excited about this new partnership with Amegy Bancorporation. This is an excellent fit for both companies. It is a combination that will allow Amegy to continue to operate as a high-quality, locally-managed Texas institution. At the same time, the additional capabilities, products and capital we can bring to Amegy, particularly with our distinctive focus on banking businesses of all sizes, will allow Amegy Bank of Texas and its affiliate companies to further strengthen the relationship banking that has been the key to their success.”

Paul Murphy, chief executive officer of Amegy, noted, “We will keep our name, our management, our board and even our charter. We will continue to make loan decisions locally. We have a new partner in Zions that will preserve the heritage of community banking with the efficiencies of a large company.”

The merger is subject to the approval of Amegy’s shareholders and the banking regulators and is expected to close during the fourth quarter of 2005. Lehman Brothers served as Zions’ financial advisor and Pillsbury Winthrop Shaw Pittman, LLP served as Zions’ counsel. Goldman Sachs served as Amegy’s financial advisor and Sullivan & Cromwell served as Amegy’s counsel.

Zions Bancorporation’s and Amegy Bancorporation, Inc.’s executive management teams will present this transaction in more detail via a teleconference and webcast today, Wednesday, July 6, 2005, at 11 a.m. ET. The teleconference dial-in number is 1-800-435-1398 and the passcode is 28317241. The live audio webcast of the call will be accessible on Zions Bancorporation’s web site at www.zionsbancorporation.com. An audio replay of the conference call will be available through July 12, 2005, by dialing 1-888- 286-8010 and entering the passcode 29406096. An audio archive of the call will also be available for replay on Zions Bancorporation’s and Amegy Bancorporation, Inc.’s web site.

About Zions Bancorporation

Zions Bancorporation is one of the nation’s premier financial services companies, consisting of a collection of great banks in select high growth markets. Under local management teams and community identities, Zions operates approximately 400 full-service banking offices in Arizona, California, Colorado, Idaho, Nevada, New Mexico, Utah and Washington. In addition, Zions is a national leader in SBA lending, public finance advisory services, agricultural finance and electronic bond trading. The company is included in the S&P 500 Index. Investor information and links to subsidiary banks can be accessed at www.zionsbancorporation.com.

About Amegy Bancorporation

Amegy Bancorporation, Inc., the parent company of Amegy Bank N.A., is the largest independent bank holding company headquartered in Houston, Texas. The Bank focuses on commercial lending, treasury management, and investment services for businesses, private financial management, and trust services for families and individuals, and retail and mortgage banking services. The Company, with $7.56 billion in assets, has more than 80 full-service branches located throughout the Houston and Dallas metropolitan areas.

Forward-Looking Information

This press release contains statements regarding the projected performance of Zions Bancorporation . These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act. Actual results or achievements may differ materially from the projections provided in this press release since such projections involve significant known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally in areas in which Zions Bancorporation conducts their operations, being less favorable than expected; changes in the interest rate environment reducing expected interest margins; legislation or regulatory changes, which adversely affect the ability of the company to conduct the business in which the company would be engaged; delays in adoption of digital certificates for online services. Zions Bancorporation disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements included herein to reflect future events or developments.

Zions Bancorporation will file a Form S-4, Amegy Bancorporation will file a proxy statement and both companies will file other relevant documents concerning the proposed merger transaction with the Securities and Exchange Commission (SEC). INVESTORS ARE URGED TO READ THE FORM S-4 AND PROXY STATEMENT WHEN THEY BECOME AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You will be able to obtain the documents free of charge at the website maintained by the SEC at www.sec.gov. In addition, you may obtain documents filed with the SEC by Zions free of charge by contacting: Investor Relations, Zions Bancorporation, One South Main Street, Suite 1134, Salt Lake City, Utah 84111, (801) 524-4787. You may obtain documents filed with the SEC by Amegy free of charge by contacting: Controller, Amegy Bancorporation, 4400 Post Oak Parkway, Houston, Texas 77027, (713) 235-8800.

Zions Bancorporation, Amegy Bancorporation, Inc., and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies from Amegy’s shareholders in connection with the merger. Information about the directors and executive officers of Zions and their ownership of Zions stock is set forth in the proxy statement for Zions’ 2005 Annual Meeting of Shareholders. Information about the directors and executive officers of Amegy and their ownership of Amegy stock is set forth in the proxy statement for Amegy’s 2005 Annual Meeting of Shareholders. Investors may obtain additional information regarding the interests of such participants by reading the Form S-4 and proxy statement for the merger when they become available.

Investors should read the Form S-4 and proxy statement carefully when they become available before making any voting or investment decisions.

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Cautionary Language Concerning Forward-Looking Statements

Information set forth in this document contains financial estimates and other forward-looking statements that are subject to risks and uncertainties, and actual results might differ materially. Such statements include, but are not limited to, statements about the benefits of the business combination transaction involving Zions Bancorporation and Amegy Bancorporation, Inc., including future financial and operating results, the new company’s plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Zions’ and Amegy’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the failure of Amegy shareholders to approve the transaction; the ability to obtain governmental approvals of the transaction on the proposed terms and schedule; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; competition and its effect on pricing, spending, third-party relationships and revenues. Additional factors that may affect future results are contained in Amegy’s filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s Web site http://www.sec.gov. Amegy disclaims any obligation to update and revise statements contained in this presentation based on new information or otherwise.